Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of November 20, 2016

among

ENERGY TRANSFER PARTNERS, L.P.,

ENERGY TRANSFER PARTNERS GP, L.P.,

SUNOCO LOGISTICS PARTNERS L.P.,

SUNOCO PARTNERS LLC,

and,

solely for purposes of Section 1.1(a), Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII,

ENERGY TRANSFER EQUITY, L.P.

i

INDEX OF DEFINED TERMS

Defined Term	Where Defined
Affiliate	Section 8.13
Agreement	Preamble
Amended SXL Partnership Agreement	Recitals
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
Benefit Plan	Section 8.13
Book-Entry Units	Section 2.1(f)
business day	Section 8.13
Certificate	Section 2.1(f)
Certificates of GP Merger	Section 1.3(b)
Certificate of Merger	Section 1.3(a)
Class E Units	Section 3.2(a)
Class G Units	Section 3.2(a)
Class H Units	Section 3.2(a)
Class I Units	Section 3.2(a)
Class J Units	Section 3.2(a)
Class K Units	Section 8.13
Clayton Act	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Converted ETP Cash Unit Award	Section 2.3(b)
Converted ETP Restricted Unit Award	Section 2.3(a)
Commodity Derivative Instrument	Section 3.14(a)(viii)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Contract	Section 3.3(b)
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3(a)
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
ERISA	Section 8.13
ERISA Affiliates	Section 8.13
ETE	Preamble
ETE SXL GP Interest	Section 1.1(b)(i)
ETP	Preamble
ETP Acquisition Agreement	Section 5.3(a)
ETP Adverse Recommendation Change	Section 5.3(a)
ETP Alternative Proposal	Section 8.13
ETP Benefit Plans	Section 3.11(a)
ETP Board Recommendation	Section 5.1(b)
ETP Cash Unit Plan	Section 2.3(b)

Defined Term	Where Defined
ETP Cash Units	Section 2.3(b)
ETP Changed Circumstance	Section 8.13
ETP Charter Documents	Section 3.1(d)
ETP Conflicts Committee	Recitals
ETP Disclosure Schedule	Article III
ETP Entities	Preamble
ETP Equity Plans	Section 8.13
ETP Existing Credit Facility	Section 5.2(a)(ii)
ETP Fairness Opinion	Section 3.18
ETP Financial Advisor	Section 3.18
ETP GP	Preamble
ETP GP Charter Documents	Section 8.13
ETP GP Interest	Section 1.1(b)(iii)
ETP Incentive Distribution Right	Section 8.13
ETP Intellectual Property	Section 3.16
ETP Joint Ventures	Section 8.13
ETP Limited Partner	Section 8.13
ETP Limited Partner Interest	Section 8.13
ETP Managing GP	Recitals
ETP Managing GP Agreement	Section 8.13
ETP Managing GP Board	Recitals
ETP Managing GP Charter Documents	Section 8.13
ETP Material Adverse Effect	Section 3.1(a)
ETP Material Contract	Section 3.14(a)
ETP Merger Sub	Recitals
ETP Merger Sub Charter Documents	Section 8.13
ETP Merger Sub A	Section 1.1(a)(iii)
ETP Merger Sub A Charter Documents	Section 8.13
ETP Merger Sub B	Section 1.1(a)(iii)
ETP Merger Sub B Charter Documents	Section 8.13
ETP Partnership Agreement	Section 8.13
ETP Partnership Interest	Section 8.13
ETP Permits	Section 3.8(b)
ETP Recommendation Change Notice	Section 5.3(d)(ii)
ETP Recommendation Change Notice Period	Section 5.3(d)(ii)
ETP Restricted Units	Section 2.3(a)
ETP Superior Proposal	Section 8.13
ETP Superior Proposal Notice	Section 5.3(d)(i)
ETP Superior Proposal Notice Period	Section 5.3(d)(i)
ETP Risk Management Policy	Section 8.13
ETP SEC Documents	Section 3.5(a)
ETP Security	Section 8.13
ETP Special Approval	Section 8.13
ETP Subsidiary Documents	Section 3.1(d)
ETP Termination Fee	Section 7.3(a)

v

Defined Term	Where Defined
ETP Unaffiliated Unitholders	Section 8.13
ETP Unitholder	Section 8.13
ETP Unitholder Approval	Section 3.3(c)
ETP Unitholders Meeting	Section 5.1(b)
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(i)
FCPA	Section 3.8(c)
Federal Trade Commission Act	Section 8.13
Foreign ETP Benefit Plan	Section 3.11(j)
FPA	Section 3.21
GAAP	Section 8.13
Governmental Authority	Section 8.13
GP Merger	Recitals
GP Merger Effective Time	Section 1.3(b)
GP Surviving Entity	Section 1.1(d)
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21
Indemnified Person	Section 5.8(a)
Intended Tax Treatment	Section 2.2(k)
Joinder Agreement	Section 1.1(a)(i)
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Multiemployer Plan	Section 8.13
NGA	Section 3.21
NGPA	Section 3.21
Non-Competition Agreement	Section 3.14(a)(vi)
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
PBGC	Section 3.11(d)
Permit	Section 8.13
Person	Section 8.13
PLLCL	Section 8.13
Post-Signing Transactions	Section 1.1(a)
Pre-Closing Transactions	Section 1.1(b)
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4

Defined Term	Where Defined
PUHCA	Section 3.21
qualifying income	Section 3.10
Registration Statement	Section 3.9
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
rights-of-way	Section 3.15(b)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Securities Act	Section 3.1(c)
Series A Unit	Section 8.13
Series A Unit Consideration	Section 2.1(a)(ii)
Series A Unitholders	Section 8.13
Sherman Act	Section 8.13
Subsidiary	Section 8.13
SUN Entities	Section 8.13
Surviving Entity	Section 1.1(e)
SXL	Preamble
SXL Acquisition Transaction	Section 5.2(b)(i)
SXL Charter Documents	Section 4.1(d)
SXL Class B Units	Section 3.2(g)
SXL Class E Unit	Section 2.1(a)(iii)
SXL Class G Unit	Section 2.1(a)(iv)
SXL Class I Unit	Section 2.1(a)(v)
SXL Class J Unit	Section 2.1(a)(vi)
SXL Class K Unit	Section 2.1(a)(vii)
SXL Confidentiality Agreement	Section 5.6(a)
SXL Conflicts Committee	Recitals
SXL Disclosure Schedule	Article IV
SXL Entities	Preamble
SXL Equity Plans	Section 4.2(a)
SXL Existing Credit Facility	Section 5.2(b)(ii)(A)
SXL Expenses	Section 7.3(e)
SXL GP	Preamble
SXL GP Agreement	Section 8.13
SXL GP Board	Recitals
SXL GP Charter Documents	Section 8.13
SXL GP Interest	Section 3.2(g)
SXL Incentive Distribution Rights	Section 8.13
SXL Joint Ventures	Section 8.13
SXL Limited Partner	Section 8.13
SXL Limited Partner Interest	Section 8.13
SXL Material Adverse Effect	Section 4.1(a)
SXL Material Contracts	Section 4.12(a)
SXL Merger Sub	Recitals
SXL Merger Sub Charter Documents	Section 8.13

Defined Term	Where Defined
SXL Partnership Agreement	Section 8.13
SXL Partnership Interest	Section 8.13
SXL Permits	Section 4.8(b)
SXL Preferred Unit	Section 2.1(a)(ii)
SXL Risk Management Policy	Section 8.13
SXL SEC Documents	Section 4.5(a)
SXL Security	Section 8.13
SXL Special Approval	Section 8.13
SXL Subsidiary Documents	Section 4.1(d)
SXL Unaffiliated Unitholders	Section 8.13
SXL Unit	Section 8.13
SXL Unit Majority	Section 8.13
SXL Unitholders	Section 8.13
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Treasury Regulations	Section 8.13
Unit Majority	Section 8.13
WARN Act	Section 3.12
Willful Breach	Section 8.13

Exhibit A – Form of Amended SXL Partnership Agreement

Exhibit B – Form of Amendment No. 15 to ETP Partnership Agreement

Exhibit C – Form of Joinder Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2016 (this “Agreement”), is by and among Sunoco Logistics Partners L.P., a Delaware limited partnership (“SXL”), Sunoco Partners LLC, a Pennsylvania limited liability company and the general partner of SXL (“SXL GP” and, together with SXL, the “SXL Entities”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP” and, together with ETP, the “ETP Entities”), and, solely for purposes of Section 1.1(a), Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”).

W I T N E S S E T H:

WHEREAS, the Conflicts Committee (“SXL Conflicts Committee”) of the Board of Directors (the “SXL GP Board”) of SXL GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of SXL and the SXL Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), the issuance of the Merger Consideration (as defined herein) and the adoption of the Amended SXL Partnership Agreement (as defined herein) (the foregoing constituting SXL Special Approval (as defined herein)), and (c) resolved to approve, and to recommend to the SXL GP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended SXL Partnership Agreement;

WHEREAS, upon the receipt of such approval and recommendation of the SXL Conflicts Committee, at a meeting duly called and held, the SXL GP Board approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, the issuance of the Merger Consideration and the adoption of the fourth amended and restated agreement of limited partnership of SXL, in the form attached hereto as Exhibit A (the “Amended SXL Partnership Agreement”);

WHEREAS, the Conflicts Committee (the “ETP Conflicts Committee”) of the Board of Directors (the “ETP Managing GP Board”) of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of ETP GP (“ETP Managing GP”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable and fair and reasonable to, and in the best interests of ETP, and the ETP Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting ETP Special Approval (as defined herein)) and (c) recommended to the ETP Managing GP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the ETP Conflicts Committee, at a meeting duly called and held, the ETP Managing GP Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger,

(b) directed that this Agreement be submitted to a vote of the ETP Limited Partners and the limited partner of ETP GP, and (c) resolved to recommend adoption of this Agreement by the ETP Limited Partners;

WHEREAS, as soon as practicable following the execution of this Agreement, (a) SXL will form a new Delaware limited liability company, which is expected to be named “SXL Acquisition Sub LLC” (“SXL Merger Sub”), and SXL will be the sole member of, and own 100% of the limited liability company interests of, SXL Merger Sub upon formation and (b) SXL will cause SXL Merger Sub to become a party to this Agreement by executing a Joinder Agreement (as defined herein);

WHEREAS, as soon as practicable following the execution of this Agreement, (a) ETP Managing GP will form a new Delaware limited liability company, which is expected to be named “ETP Acquisition Sub, LLC” (“ETP Merger Sub”), and ETP Managing GP will be the sole member of, and own 100% of the limited liability company interests of, ETP Merger Sub upon formation and (b) ETP GP will cause ETP Merger Sub to become a party to this Agreement by executing a Joinder Agreement;

WHEREAS, the parties intend that SXL Merger Sub be merged with and into ETP (the “Merger”), with ETP surviving the Merger as a wholly owned subsidiary of SXL;

WHEREAS, the parties intend that ETP Merger Sub be merged with and into SXL GP (the “GP Merger”), with SXL GP surviving the GP Merger as a wholly owned subsidiary of ETP Managing GP;

WHEREAS, the Board of Directors of LE GP, a Delaware limited liability company and the general partner of ETE approved this Agreement solely with respect to, and the transactions contemplated by, Section 1.1(a), Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ETP Entities, the SXL Entities and, solely for purposes of Section 1.1(a), Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII, ETE agree as follows:

ARTICLE I

THE MERGER

Section 1.1    Pre-Closing Transaction; Merger and Additional Transactions.

(a)    The following shall occur as soon as practicable following the execution of this Agreement (collectively, the “Post-Signing Transactions”) in the order set forth below:

(i)    SXL shall form SXL Merger Sub as a Delaware limited liability company and become the sole member of SXL Merger Sub, and SXL shall cause SXL Merger Sub to become a party to this Agreement as an “SXL Entity” by executing the Joinder Agreement substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”);

(ii)    ETE shall cause ETP Managing GP to form ETP Merger Sub as a Delaware limited liability company and become the sole member of ETP Merger Sub, and ETE shall cause ETP Merger Sub to become a party to this Agreement as an “ETP Entity” by executing the Joinder Agreement; and

(iii)    ETE shall cause ETP Merger Sub to form a Delaware limited liability company, which is expected to be named “ETP Merger Sub A, LLC” (“ETP Merger Sub A”) and a Delaware limited liability company, which is expected to be named “ETP Merger Sub B, LLC” (“ETP Merger Sub B”), and ETE shall cause ETP Merger Sub to become the sole member of each of ETP Merger Sub A and ETP Merger Sub B.

(b)    The following shall occur immediately prior to the Closing (collectively, the “Pre-Closing Transactions”) with such Pre-Closing Transactions to take effect in the order set forth below:

(i)    (A) ETE shall cause ETE Common Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of ETE, to distribute its 0.1% limited liability company interest in SXL GP (the “ETE SXL GP Interest”) to ETE, (B) immediately upon receipt thereof, ETE shall contribute (1) 99.99% of the ETE SXL GP Interest to ETP GP and (2) 0.01% of the ETE SXL GP Interest to ETP Managing GP, (C) immediately upon receipt thereof, ETP Managing GP shall contribute 0.01% of the ETE SXL GP Interest to ETP GP, and (D) immediately upon receipt thereof, ETP GP shall contribute 100% of the ETE SXL GP Interest to ETP;

(ii)    ETE shall cause ETP Managing GP to contribute its 0.01% general partner interest in ETP GP to ETP Merger Sub and immediately upon receipt thereof, ETP Merger Sub shall contribute such interest to ETP Merger Sub A, ETP Merger Sub A shall be admitted to ETP GP as general partner and ETP GP shall be continued without dissolution;

(iii)    (A) ETE shall contribute its 99.99% limited partner interest in ETP GP (the “ETP GP Interest”) to ETP Managing GP, (B) immediately upon receipt thereof, ETP Managing GP shall contribute the ETP GP Interest to ETP Merger Sub, and (C) immediately upon receipt thereof, ETP Merger Sub shall contribute such interest to ETP Merger Sub B, ETP Merger Sub B shall be admitted to ETP GP as limited partner and ETP GP shall be continued without dissolution; and

(iv)    ETP GP shall distribute 99.99% of its Class J Units to ETP Merger Sub B and 0.01% of its Class J Units to ETP Merger Sub A, and immediately upon receipt thereof, each of ETP Merger Sub A and ETP Merger Sub B shall distribute all such interests to ETP Merger Sub.

(c)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and DLLCA, immediately prior to the Effective Time, in connection with the Merger and the GP Merger, ETP Merger Sub shall contribute all of its limited liability company interests in each of ETP Merger Sub A and ETP Merger Sub B to ETP and immediately upon receipt thereof, ETP shall contribute such interests to SXL.

(d)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PLLCL and DLLCA, at the GP Merger Effective Time, in connection with the GP Merger, ETP Merger Sub shall be merged with and into SXL GP, the separate limited liability company existence of ETP Merger Sub will cease, and SXL GP will continue its existence as a limited liability company under Pennsylvania law as the surviving entity in the GP Merger (the “GP Surviving Entity”).

(e)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and DLLCA, at the Effective Time, SXL Merger Sub shall be merged with and into ETP, the separate limited liability company existence of SXL Merger Sub will cease, and ETP will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2    Closing. Subject to the provisions of Article VI, the closing of the Merger and the GP Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York at 9:00 A.M., Eastern Time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as ETP and SXL shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3    Effective Time.

(a)    Subject to the provisions of this Agreement, at the Closing, ETP will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and DLLCA (the “Certificate of Merger”), in such form as necessary to effect the Merger and to change the name of the Surviving Entity to “Energy Transfer, LP”, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by SXL and ETP in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b)    Subject to the provisions of this Agreement, at the Closing, SXL GP will cause certificates of merger, executed in accordance with the relevant provisions of the PLLCL and DLLCA (the “Certificates of GP Merger”), in such form as necessary to effect the GP Merger and to change the name of the GP Surviving Entity to “Energy Transfer GP, LLC”, to be duly filed with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware. The GP Merger will become effective at such time as the Certificates of GP Merger have been duly filed with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware or at such later date or time as may be agreed by SXL GP and ETP GP in writing and specified in the Certificates of GP Merger (the effective time of the GP Merger being hereinafter referred to as the “GP Merger Effective Time”). The Parties shall take, and cause their applicable subsidiaries to take, all actions such that the GP Merger Effective Time shall be the same date and time as the Effective Time.

Section 1.4    Effects of the Mergers. The Merger and the GP Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA, DLLCA and PLLCL.

Section 1.5    Organizational Documents of the Surviving Entity; GP Surviving Entity and SXL.

(a)    At the Effective Time, the certificate of limited partnership of ETP as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(b)    At the Effective Time, the ETP Partnership Agreement shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

(c)    At the GP Merger Effective Time, the certificate of formation of SXL GP as in effect immediately prior to the GP Merger Effective Time as amended by the Certificates of GP Merger shall remain unchanged and shall be the certificate of formation of the GP Surviving Entity from and after the GP Merger Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(d)    At the GP Merger Effective Time, the limited liability company agreement of SXL GP as in effect immediately prior to the GP Merger Effective Time shall remain unchanged and shall be the limited liability company agreement of the GP Surviving Entity from and after the GP Merger Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(e)    At the Effective Time, the Amended SXL Partnership Agreement shall replace the SXL Partnership Agreement and be the agreement of limited partnership of SXL from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

ARTICLE II

EFFECT ON UNITS

Section 2.1    Effect of Merger and GP Merger. At the Effective Time, by virtue of the Merger and the GP Merger and without any action on the part of the parties or the holder of any securities of the parties:

(a)    (i) Conversion of Common Units. Subject to Section 2.2(h) and Section 2.4, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive 1.50 (the “Exchange Ratio”) SXL Units (the “Merger Consideration”).

(ii)    Conversion of Series A Units. Subject to Section 2.4, each Series A Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive a unit representing a limited partner interest in SXL (an “SXL

Preferred Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.14 of the ETP Partnership Agreement without abridgement, including the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Units have immediately prior to the Closing, subject to adjustment in accordance with Section 5.14(b)(viii)(I) of the ETP Partnership Agreement (the “Series A Unit Consideration”).

(iii)    Conversion of Class E Units. Subject to Section 2.4, each Class E Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class E Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in the ETP Partnership Agreement governing Class E Units, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP shall cause the SXL Class E Units to be issued to the Persons who held Class E Units immediately prior to the Effective Time in book-entry form.

(iv)    Conversion of Class G Units. Subject to Section 2.4, each Class G Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class G Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.11 of the ETP Partnership Agreement, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP shall cause the SXL Class G Units to be issued to the Persons who held Class G Units immediately prior to the Effective Time in book-entry form.

(v)    Conversion of Class I Units. Subject to Section 2.4, each Class I Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class I Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.12 of the ETP Partnership Agreement, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP shall cause the SXL Class I Units to be issued to the Persons who held Class I Units immediately prior to the Effective Time in book-entry form.

(vi)    Conversion of Class J Units. Subject to Section 2.4, each Class J Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class J Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.15 of the ETP Partnership Agreement, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP shall cause the SXL Class J Units to be issued to the Persons who held Class J Units immediately prior to the Effective Time in book-entry form.

(vii)    Conversion of Class K Units. Subject to Section 2.4, each Class K Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class K Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in a form of amendment to the ETP Partnership Agreement, attached hereto as Exhibit B, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP shall cause the SXL Class K Units to be issued to the Persons who held Class K Units immediately prior to the Effective Time in book-entry form.

(b)    Cancellation of ETP Incentive Distribution Rights and Class H Units. In exchange for the transactions contemplated by the GP Merger, ETP Incentive Distribution Rights and Class H Units (as defined herein), in each case outstanding immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist.

(c)    Conversion of ETP Merger Sub Interests. Each limited liability company interest in ETP Merger Sub issued and outstanding as of immediately prior to the GP Merger Effective Time shall be converted into a limited liability company interest in SXL GP, each limited liability company interest in SXL GP issued and outstanding as of immediately prior to the GP Merger Effective Time shall be cancelled, and ETP Managing GP shall be admitted to the GP Surviving Entity, such that following the GP Merger Effective Time, ETP Managing GP shall be the sole member of the GP Surviving Entity.

(d)    SXL Securities.

(i)    Any SXL Securities that are owned immediately prior to the Effective Time by ETP or any Subsidiary of ETP shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled SXL Securities; provided, however, that the SXL Incentive Distribution Rights and the SXL GP Interest that had been issued and are outstanding as of immediately prior to the Effective Time shall be unchanged and remain outstanding.

(ii)    By virtue of the Merger and without any action on the part of SXL, the limited liability company interests in SXL Merger Sub that had been issued and are outstanding as of immediately prior to the Effective Time shall convert into, in the aggregate, the number of Common Units outstanding immediately prior to the Effective Time.

(e)    ETP GP Interest. The ETP GP Interest that has been issued and is outstanding as of immediately prior to the Effective Time (after giving effect to the Pre-Closing Transactions) shall be unchanged and remain outstanding.

(f)    Certificates. As of the Effective Time, all Common Units converted into the Merger Consideration and all Series A Units converted into the Series A Unit Consideration, as applicable, pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form (“Book-Entry Units”)) that immediately prior to the Effective Time represented any such Common Units or Series A Units (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, and any distributions to which such holder is entitled pursuant to Section 2.2(g), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(c), without interest, and the right to be admitted as an SXL Limited Partner. SXL GP hereby consents to the admission (as an SXL Limited Partner) of each ETP Unitholder who is issued SXL Units or SXL Preferred Units in accordance with this Article II, upon the proper surrender of the Certificate representing Common Units or Series A Units as applicable. Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by SXL GP in its sole discretion) and the recording of the name of such Person as a limited partner of SXL on the books and records of SXL, such Person shall automatically and effective as of the Effective Time be admitted as a SXL Limited Partner and be bound by the Amended SXL Partnership Agreement as such. By its surrender of a Certificate, or by its acceptance of SXL Units or SXL Preferred Units, as applicable, an ETP Unitholder confirms its agreement to be bound by all of the terms and conditions of the Amended SXL Partnership Agreement.

Section 2.2    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Closing Date, SXL shall appoint an exchange agent reasonably acceptable to ETP (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units with respect to Common Units or Series A Units for the Merger Consideration and Series A Unit Consideration, as applicable. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, SXL will send, or will cause the Exchange Agent to send, to each holder of record of Common Units and Series A Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units and Series A Units, as applicable, were converted into the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates and Book-Entry Units (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such forms as ETP and SXL may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates and Book-Entry Units (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration or Series A Unit Consideration, as applicable.

(b)    Deposit. At or prior to the Closing, SXL shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units and Series A Units, an amount of (x) SXL Units (which shall be in non-certificated book-entry form), and (y) SXL Preferred Units (which shall be in certificated form as set forth in the Amended SXL Partnership Agreement), issuable upon due surrender of the Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, SXL agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g), any SXL Units sufficient to pay any Merger Consideration and any SXL Preferred Units sufficient to pay any Series A Unit Consideration, in each case, that may be payable from time to time following the Effective Time. All book-entry units representing SXL Units and SXL Preferred Units deposited with the Exchange Agent (including pursuant to Section 2.2(h)) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Series A Unit Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SXL; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units or Series A Units and SXL shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units or Series A Units in the amount of any such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days.

(c)    Exchange. Each holder of Common Units and Series A Units that have been converted into the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (or effective affidavits of loss in lieu thereof), or Book-Entry Unit (or effective affidavits of loss in lieu thereof) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) in the case of a Common Unitholder the number of SXL Units representing, in the aggregate, the whole number of SXL Units that such holder has the right to receive in accordance with the provisions of this Article II and (ii) in the case of a Series A Unitholder, the number of SXL Preferred Units representing, in the aggregate, the whole number of SXL Preferred Units that such holder has the right to receive in accordance with the provisions of this Article II. The Merger Consideration and Series A Unit Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, Series A Unit Consideration or on any unpaid distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration or Series A Unit Consideration, as applicable. The Merger Consideration and Series A Unit Consideration paid upon surrender of Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units, Series A Units or Book-Entry Units (or effective affidavits of loss in lieu thereof), as the case may be, formerly represented by such Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof).

(d)    Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration or Series A Unit Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or

Book-Entry Unit (or effective affidavits of loss in lieu thereof) is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration or Series A Unit Consideration, as applicable, shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of ETP of transfers of Common Units or Series A Units. From and after the Effective Time, the holders of Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) representing Common Units or Series A Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units or Series A Units, as applicable, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) are presented to the Exchange Agent or SXL, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders or Series A Unitholders 12 months after the Effective Time shall be returned to SXL, upon demand, and any such holder who has not exchanged such holder’s Common Units or Series A Units for the Merger Consideration or Series A Unit Consideration, as applicable, in accordance with this Section 2.2 prior to that time shall thereafter look only to SXL for delivery of the Merger Consideration or Series A Unit Consideration, as applicable, in respect of such holder’s Common Units or Series A Units. Notwithstanding the foregoing, SXL, ETP and the Surviving Entity shall not be liable to any Common Unitholder or Series A Unitholder for any Merger Consideration or Series A Unit Consideration, as applicable, duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration or Series A Unit Consideration remaining unclaimed by Common Unitholders or Series A Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SXL free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Distributions. No distributions with respect to SXL Units or SXL Preferred Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates, or Book-Entry Units (or effective affidavits of loss in lieu thereof) until such Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the SXL Units or SXL Preferred Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such SXL Units or SXL Preferred Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such SXL Units or SXL Preferred Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of SXL Units or SXL

Preferred Units, all SXL Units or SXL Preferred Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)    No Fractional Units. No certificates or scrip representing fractional SXL Units or SXL Preferred Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof). Notwithstanding any other provision of this Agreement, all fractional SXL Units that a holder of Common Units converted pursuant to the Merger would otherwise be entitled to receive as Consideration in the Merger (after taking into account all Certificates (or effective affidavits of loss in lieu thereof), Book-Entry Units (or effective affidavits of loss in lieu thereof)) will be aggregated and then, if a fractional SXL Unit results from that aggregation, be rounded up to the nearest whole SXL Unit.

(i)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SXL, the posting by such Person of a bond, in such reasonable amount as SXL may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Series A Unit Consideration to be paid in respect of the Common Units or Series A Units, as applicable, represented by such Certificate as contemplated by this Article II.

(j)    Withholding Taxes. SXL and the Exchange Agent may deduct and withhold as necessary from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in SXL Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in SXL Units, SXL and the Exchange Agent shall be treated as having sold such SXL Units for an amount of cash equal to the fair market value of such SXL Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k)    Tax Characterization of Merger and Cash Received. ETP and SXL each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, (i) the Merger is intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby SXL is intended to be the terminating partnership and ETP is intended to be the resulting partnership, and as a result, the Merger is intended to be treated for U.S. federal income and applicable state and local tax purposes as (A) a contribution of all of the assets and liabilities of SXL to ETP in exchange for partnership interests in ETP, immediately followed by (B) a liquidating distribution by SXL of such partnership interests in ETP to the partners of SXL, and (ii) none of ETP, SXL, nor any partner of ETP or SXL is intended to recognize taxable gain (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of this Agreement and prior to the Effective Time) (the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of ETP and SXL agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 2.3     Treatment of ETP Restricted Units, ETP Cash Units and ETP Equity Plans. Effective immediately prior to the Effective Time, the ETP Managing GP Board (or, if appropriate, any committee administering any ETP Equity Plans) and the SXL GP Board (or the appropriate committee thereof) will adopt resolutions, and will take all other actions as may be necessary or required in accordance with applicable Law and each ETP Equity Plan (including, the award agreements in respect of awards granted thereunder) and this Section 2.3, including (i) the SXL GP Board (or the appropriate committee thereof) shall take all limited liability company action necessary or advisable to assume and continue the ETP Equity Plans (including for purposes of employing such plans to make grants of equity-based awards on SXL Units following the Closing); (ii) the SXL GP Board (or the appropriate committee thereof) shall take all limited liability company action necessary or advisable to reserve for issuance a sufficient number of SXL Units for delivery upon vesting of a Converted ETP Restricted Unit Award or with respect to future awards granted under the ETP Equity Plans; and (iii) the ETP Managing GP Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Effective Time, neither ETP nor the Surviving Entity will be required to deliver its common units or any other securities to any person pursuant to or in settlement of ETP Restricted Units, in each case, to give effect to this Section 2.3 and provide that:

(a)    Treatment of ETP Restricted Units. Each award of restricted units to acquire Common Units, on defined vesting dates, granted under any ETP Equity Plan that is outstanding immediately prior to the Effective Time (collectively, the “ETP Restricted Units”) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such ETP Restricted Units, cease to relate to or represent a right to receive Common Units and shall be converted into a right to receive an award of SXL Units (a “Converted ETP Restricted Unit Award”), on the same terms and conditions as were applicable to the corresponding award of ETP Restricted Units (including the right to receive distribution equivalents with respect to such award), except that the number of ETP Restricted Units covered by each such Converted ETP Restricted Unit Award shall be equal to the number of Common Units subject to the corresponding award of ETP Restricted Units multiplied by the Exchange Ratio, rounded up to the nearest whole unit. With respect to each ETP Restricted Unit, any distribution equivalent amounts accrued but unpaid as of the Closing will carry over and be paid to the holder as soon as practicable following the Closing.

(b)    Treatment of ETP Cash Units. Each award of cash units to receive an amount of cash, on defined vesting dates, granted under the Energy Transfer Partners L.P. Long-Term Incentive Cash Restricted Unit Plan (the “ETP Cash Unit Plan”) that is outstanding immediately prior to the Effective Time (collectively, the “ETP Cash Units”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, cease to relate to or represent a right to receive an amount of cash based on the fair market value of the

Common Units and shall be converted, at the Effective Time, into the right to receive an award of restricted cash units relating to SXL Units (a “Converted ETP Cash Unit Award”) on the same terms and conditions as were applicable to the corresponding award of ETP Cash Units, except that the number of notional units that upon vesting entitles the holder to receive an amount of cash equal to the fair market value of an SXL Unit shall be equal to the number of notional Common Units related to the corresponding award of ETP Cash Units multiplied by the Exchange Ratio, rounded up to the nearest whole notional unit. The ETP Managing GP Board (or, if appropriate, any committee administering the ETP Cash Unit Plan) will adopt, prior to the Effective Time, an amendment to the ETP Cash Unit Plan to permit the treatment of ETP Cash Units as provided herein.

(c)    As soon as practicable following the Effective Time, SXL shall file a Form S-8 registration statement (or such other appropriate form) with respect to the SXL Units available for grant and delivery under the ETP Equity Plans from and after the Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such SXL Units are available for grant and delivery under the ETP Equity Plans. As soon as practicable following the Effective Time, ETP shall file a post-effective amendment to the Form S-8 registration statements filed by ETP on September 26, 2007, June 10, 2009, December 11, 2014 and May 4, 2015, in each case, deregistering all shares of Common Units thereunder.

Section 2.4    Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Series A Units, Class E Units, Class G Units, Class I Units, Class J Units, Class K Units or SXL Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, each of the Exchange Ratio, the Series A Unit Consideration, the SXL Class E Units, the SXL Class G Units, the SXL Class I Units, the SXL Class J Units and the SXL Class K Units shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units, Series A Units, Class E Units, Class G Units, Class I Units, Class J Units and Class K Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger, the GP Merger or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ETP ENTITIES

Except as disclosed in (a) the ETP SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such ETP SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by ETP to SXL (the “ETP Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such ETP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to SXL on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such ETP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an ETP Material Adverse Effect), the ETP Entities hereby represent and warrant to SXL as follows:

Section 3.1    Organization, Standing and Power.

(a)    Each of the ETP Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on ETP (an “ETP Material Adverse Effect”).

(b)    Each of the ETP Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an ETP Material Adverse Effect.

(c)    Except as set forth on Section 3.1(c) of the ETP Disclosure Schedule, all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of ETP that are owned directly or indirectly by ETP have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except for those of the ETP Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by ETP.

(d)    ETP has made available to SXL correct and complete copies of its certificate of limited partnership and the ETP Partnership Agreement (the “ETP Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “ETP Subsidiary Documents”) and of ETP GP and ETP Managing GP, in each case as amended to the date of this Agreement. All such ETP Charter Documents are in full force and effect and ETP is not in violation of any of their provisions.

Section 3.2    Capitalization.

(a)    As of the close of business on November 18, 2016, ETP has no ETP Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 544,565,775 Common Units; (ii) no Common Units held by ETP in its treasury; (iii) 8,853,832 Class E Units representing limited partner interests in ETP (“Class E Units”); (iv) 90,706,500 Class G Units representing limited partner interests in ETP (“Class G Units”); (v) 81,001,069 Class H Units representing limited partner interests in ETP (“Class H Units”); (vi) 100 Class I Units representing limited partner interests in ETP (“Class I Units”); (vii) 30 Class J Units representing limited partner interests in ETP (“Class J Units”); (viii) 1,912,569 Series A Units; (ix) the ETP Incentive Distribution Rights; (x) the ETP GP Interest; and (xi) 4,625,055 ETP Restricted Units granted under the ETP Equity Plans. All outstanding Common Units, Class E Units, Class G Units, Class H Units, Class I Units, Class J Units, Series A Units, and ETP Incentive Distribution Rights have been and at the Effective Time all outstanding Class K Units will be duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and except as set forth in the ETP Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) and (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any ETP Partnership Interests or other partnership interests, voting securities or other equity interests of ETP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any ETP Partnership Interests or other partnership interests, voting securities or other equity interests of ETP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)    Since the Balance Sheet Date (as defined herein) to the date of this Agreement, ETP has not issued any ETP Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any ETP Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). None of ETP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of ETP (other than, with respect to the ETP Joint Ventures, as set forth in the definitive agreements for such ETP Joint Ventures). Except (i) as set forth in the ETP Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under ETP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of ETP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ETP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any ETP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of ETP or any of its Subsidiaries (other than, with respect to the ETP Joint Ventures, as set forth in the definitive agreements for such ETP Joint Ventures).

(c)    Immediately following the Post-Signing Transactions, (i) ETP Managing GP will be the sole member of ETP Merger Sub, (ii) ETP Managing GP will be the sole record and beneficial owner of all of the limited liability company interests in ETP Merger Sub, and (iii) such limited liability company interests will have been duly authorized and validly issued in accordance with applicable Law and the limited liability company agreement of ETP Merger Sub.

(d)    Immediately following the Post-Signing Transactions, (i) ETP Merger Sub will be the sole member of each of ETP Merger Sub A and ETP Merger Sub B, (ii) ETP Merger Sub will be the sole record and beneficial owner of all of the limited liability company interests in each of ETP Merger Sub A and ETP Merger Sub B, and such limited liability company interests will have been duly authorized and validly issued in accordance with applicable Law and each of the limited liability company agreements of ETP Merger Sub A and ETP Merger Sub B.

(e)    ETP GP is the sole general partner of ETP. ETP GP is the sole record and beneficial owner of the ETP GP Interest, and such ETP GP Interest has been duly authorized and validly issued in accordance with applicable Law and the ETP Partnership Agreement. ETP GP owns the ETP GP Interest free and clear of any Liens.

(f)    ETP Managing GP is the sole general partner of ETP GP. ETP Managing GP is the sole record and beneficial owner of the general partner interest in ETP GP and such general partner interest has been duly authorized and validly issued in accordance with applicable Law and the partnership agreement of ETP GP. ETP Managing GP owns the general partner interest in ETP GP free and clear of any Liens.

(g)    ETP owns as of the date of this Agreement and immediately prior to the consummation of the Pre-Closing Transactions, beneficially and of record, 67,061,274 SXL Units, 9,416,196 Class B Units representing limited partner interests in SXL (“SXL Class B Units”), and a 99.99% limited liability company interest in SXL GP, in each case, free and clear of any Liens. SXL GP owns, beneficially and of record, all of the SXL Incentive Distribution Rights and the general partner interest in SXL (“SXL GP Interest”), in each case, free and clear of any Liens.

Section 3.3    Authority; Noncontravention; Voting Requirements.

(a)    Each of the ETP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger, subject to obtaining the ETP Unitholder Approval for the Merger. The execution, delivery and performance by the ETP Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the ETP Managing GP Board, which, at a meeting duly called and held, has, on behalf of ETP, ETP GP and ETP Merger Sub, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, and (ii) resolved to submit the Agreement to a vote of the ETP Limited Partners and limited partner of ETP GP and to recommend adoption of this Agreement by the ETP Limited Partners, and except for obtaining the ETP Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the ETP Entities is necessary to authorize the execution, delivery and performance by the ETP Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. The limited partner of ETP GP has approved the adoption of this Agreement and the consummation of the transactions contemplated hereby. The members of SXL GP have unanimously approved the adoption of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the ETP Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the ETP Entities, enforceable against each of them in accordance with its terms.

(b)    Neither the execution and delivery of this Agreement by the ETP Entities nor the consummation by the ETP Entities of the transactions contemplated hereby, nor compliance by the ETP Entities with any of the terms or provisions of this Agreement, will (i) assuming that the ETP Unitholder Approval is obtained, conflict with or violate any provision of the ETP Charter Documents, the ETP GP Charter Documents, the ETP Managing GP Charter Documents, the ETP Merger Sub Charter Documents, the ETP Merger Sub A Charter Documents, the ETP Merger Sub B Charter Documents or any of the ETP Subsidiary Documents, (ii) except as set forth on Section 3.3(b) of the ETP Disclosure Schedule and assuming that the authorizations, consents and approvals referred to in Section 3.4 and the ETP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to ETP or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, ETP or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), or ETP Permit (including any Environmental Permit) to which ETP or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of ETP or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an ETP Material Adverse Effect.

(c)    The affirmative vote or consent of the holders of a Unit Majority at the ETP Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “ETP Unitholder Approval”) is the only vote or approval of the holders of any class or series of ETP Partnership Interests or other partnership interests, equity interests or capital stock of ETP or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4    Governmental Approvals. Except for (a) filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the

Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Certificates of GP Merger with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the ETP Entities and the consummation by the ETP Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an ETP Material Adverse Effect.

Section 3.5    ETP SEC Documents; Undisclosed Liabilities.

(a)    ETP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “ETP SEC Documents”). The ETP SEC Documents, as of their respective effective dates (in the case of the ETP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other ETP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such ETP SEC Documents, and none of the ETP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the ETP SEC Documents. To the Knowledge of ETP, none of the ETP SEC Documents is the subject of ongoing SEC review or investigation.

(b)    The consolidated financial statements of ETP included in the ETP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ETP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to ETP and its consolidated Subsidiaries, taken as a whole).

(c)    ETP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to ETP, including its consolidated Subsidiaries, required to be disclosed by ETP in the reports that it files or submits under the Exchange Act is accumulated and communicated to ETP’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by ETP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. ETP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to ETP’s auditors and the audit committee of the ETP Managing GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect ETP’s ability to record, process, summarize and report financial data and have identified for ETP’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ETP’s internal controls. The principal executive officer and the principal financial officer of ETP have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the ETP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of ETP has completed its assessment of the effectiveness of ETP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of ETP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Except (i) as reflected or otherwise reserved against on the balance sheet of ETP and its Subsidiaries as of December 31, 2015 (the “Balance Sheet Date”) (including the notes thereto) included in the ETP SEC Documents filed by ETP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither ETP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of ETP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect.

(e)    Neither ETP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among ETP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, ETP in ETP’s published financial statements or any ETP SEC Documents.

Section 3.6    Absence of Certain Changes or Events.

(a)    Since the Balance Sheet Date, there has not been an ETP Material Adverse Effect.

(b)    Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, ETP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither ETP nor any of its Subsidiaries has taken any action described in Section 5.2(a)(ii), (iii), (v), (vi), (vii), (viii), (xiii) or (xv) (but, with respect to (vii), disregarding the proviso to Section 5.2(a)(vii)(A)(1), and with respect to (xv), only to the extent applicable to the other clauses designated in this Section 3.6(b)(ii)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of SXL, would violate such provisions.

Section 3.7    Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of ETP, threatened) by any Governmental Authority with respect to ETP or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of ETP, threatened) against ETP or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against ETP or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 3.8    Compliance with Laws; Permits.

(a)    ETP and its Subsidiaries are, and since the later of December 31, 2014 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b)    ETP and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for ETP and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “ETP Permits”), except where the failure to have any of the ETP Permits would not have, individually or in the aggregate, an ETP Material Adverse Effect. All ETP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an ETP Material Adverse Effect. No suspension or cancellation of any of the ETP Permits is pending or, to the Knowledge of ETP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an ETP Material Adverse Effect. ETP and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any ETP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an ETP Material Adverse Effect. As of the date of this Agreement, to the Knowledge of ETP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of ETP or any of its Subsidiaries under, any ETP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any ETP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(c)    Without limiting the generality of Section 3.8(a), ETP, each of its Subsidiaries, and, to the Knowledge of ETP, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act (the “FCPA”), and any other U.S. and foreign anti-corruption Laws that are applicable to ETP or its Subsidiaries; (ii) has not, to the Knowledge of ETP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of ETP, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 3.9    Information Supplied. Subject to the accuracy of the representations and warranties of SXL set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of ETP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by SXL in connection with the issuance of SXL Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to ETP Unitholders, and at the time of the ETP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, ETP makes no representation or warranty with respect to information supplied by or on behalf of SXL for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10    Tax Matters. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to ETP or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate, (b) all Taxes owed by ETP or any of its Subsidiaries, or for which ETP or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (c) all Tax withholding and deposit requirements imposed on or with respect to ETP or any of its

Subsidiaries have been satisfied in full in all respects, (d) there are no Liens (other than statutory Liens for current-period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of ETP or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of ETP or any of its Subsidiaries, (f) there is no written claim against ETP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to ETP or any of its Subsidiaries, (g) no claim has ever been made by an authority in a jurisdiction where ETP or any of its Subsidiaries does not file Tax Returns that ETP or such Subsidiary is or may be subject to taxation in that jurisdiction, (h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to ETP or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of ETP or any of its Subsidiaries, (i) none of ETP or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date, pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (j) none of ETP or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by ETP or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (k) none of ETP or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which ETP Holdco Corporation is the common parent, or has any liability for the Taxes of any Person (other than ETP or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), (l) ETP and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (m) ETP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation, and (n) at least 90% of the gross income of ETP for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.11    Employee Benefits.

(a)    ETP has made available to SXL all material ETP Benefit Plans. “ETP Benefit Plans” means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by ETP or any of its Affiliates, or under which ETP or any of its Affiliates has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of ETP or its Subsidiaries.

(b)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of ETP or any of its Subsidiaries has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

(c)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d)    With respect to each ETP Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, and (C) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by ETP or any of its Subsidiaries.

(e)    Except for such claims which would not have, individually or in the aggregate, an ETP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of ETP, threatened with respect to any ETP Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

(f)    Each ETP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(g)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, with respect to any ETP Benefit Plan, all contributions, premiums and other payments due from any of ETP or its Subsidiaries required by applicable Law or the terms of any ETP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(h)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, neither ETP nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to ETP or any of its Subsidiaries.

(i)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the ETP Benefit Plans or their related trusts, ETP, any of its ERISA Affiliates or any Person that ETP or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)    With respect to any ETP Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Foreign ETP Benefit Plan”), (i) if intended to qualify for special tax treatment, any such Foreign ETP Benefit Plan meets the requirements for such treatment in all material respects, (ii) the financial statements of ETP and its Subsidiaries accurately reflect the Foreign ETP Benefit Plan liabilities and accruals for contributions required to be paid to any Foreign ETP Benefit Plan, in accordance with GAAP (or other accounting principles required under applicable Law) consistently applied, and (iii) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any applicable Law or regulation in connection with a Foreign ETP Benefit Plan, in each case, that have resulted or would reasonably be expected to result in an ETP Material Adverse Effect.

(k)    Except as set forth on Section 3.11(m) of the ETP Disclosure Schedule or pursuant to retention or other arrangements put in place after the date of this Agreement in compliance with Section 5.2, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries or (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual.

Section 3.12    Labor Matters. Except for such matters which would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of ETP and ETP GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, an ETP Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries, (ii) to the Knowledge of ETP and ETP GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of ETP or ETP GP, threatened against ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of ETP or ETP GP, threatened with respect to any employees of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries. None of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries that would have, individually or in the aggregate, an ETP Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an ETP Material Adverse Effect, ETP, ETP GP, ETP Managing GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13    Environmental Matters. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect: (a) each of ETP and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) there has been no release of any Hazardous Substance by ETP or any of its Subsidiaries, or to the Knowledge of ETP, any other Person in any manner that would reasonably be expected to give rise to ETP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of ETP, threatened against ETP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of ETP, formerly owned, operated or leased by or for ETP or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to ETP’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by ETP or any of its Subsidiaries or as a result of any operations or activities of ETP or any of its Subsidiaries.

Section 3.14    Contracts.

(a)    Section 3.14(a) of the ETP Disclosure Schedule contains a true and complete listing of the following Contracts (which term, for purposes of this Section 3.14, shall not include any ETP Benefit Plan) to which any of ETP or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being an “ETP Material Contract”):

(i)    each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000, other than Contracts solely between or among ETP and one or more of its Subsidiaries;

(ii)    each guarantee by ETP of any obligation of any Person that is not ETP or one of its Subsidiaries under any Contract of the type described in Section 3.14(a)(i);

(iii)    each natural gas or oil transportation, gathering, treating, processing or other Contract, each natural gas liquids or oil fractionation, transportation, purchase, sales or storage Contract and each natural gas, oil, coal or mineral purchase and sales or lease Contract that during the 12 months ended September 30, 2016 individually involved, or is reasonably expected in the future to involve, annual revenues or payments by ETP and its Subsidiaries in excess of $100,000,000 in the aggregate;

(iv)    each Contract for lease of personal property or real property involving aggregate payments in excess of $40,000,000 in any calendar year;

(v)    each Contract between any of ETP or any of its Subsidiaries, on the one hand, and any ETP Unitholder holding 5% or more of ETP’s issued and outstanding Common Units, on the other hand;

(vi)    each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of SXL or any of its Subsidiaries (including ETP’s Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (each Contract described in this Section 3.14(a)(vi), a “Non-Competition Agreement”);

(vii)    each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties that are material to ETP and its Subsidiaries, taken as a whole;

(viii)    each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil, condensate and coal (each Contract described in this Section 3.14(a)(viii), a “Commodity Derivative Instrument”);

(ix)    each material partnership, joint venture or limited liability company agreement to which ETP or any of its Subsidiaries is a party, and each Contract between ETP or any of its Subsidiaries and an ETP Joint Venture;

(x)    each Contract under which any of ETP or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000; and

(xi)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (i) each ETP Material Contract is valid and binding on ETP and its Subsidiaries, as applicable, and is in full force and effect; (ii) ETP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ETP Material Contract; (iii) neither ETP nor any of its Subsidiaries has received written notice of, or to the Knowledge of ETP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of ETP or any of its Subsidiaries under any such ETP Material Contract; and (iv) to the Knowledge of ETP, as of the date of this Agreement no other party to any ETP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c)    Neither the execution and delivery of this Agreement by ETP, nor the consummation by ETP of the transactions contemplated hereby, nor compliance by ETP with any of the terms or provisions of this Agreement, will violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by ETP or any of its Subsidiaries under any of the terms, conditions or provisions of any governing document of an ETP Joint Venture.

Section 3.15    Property.

(a)    Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, ETP or a Subsidiary of ETP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, all leases under which ETP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against ETP or any of its Subsidiaries and, to the Knowledge of ETP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by ETP or any of its Subsidiaries or, to the Knowledge of ETP, the counterparties thereto, or, to the Knowledge of ETP, any event which, with notice or lapse of time or both, would become a material default by ETP or any of its Subsidiaries, or, to the Knowledge of ETP, the counterparties thereto.

(b)    ETP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an ETP Material Adverse Effect. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, each of ETP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.16    Intellectual Property. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, either ETP or a Subsidiary of ETP owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “ETP Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, (a) there are no pending or, to the Knowledge of ETP, threatened claims by any Person alleging infringement or misappropriation by ETP or any of its Subsidiaries of such Person’s intellectual property, (b) to the Knowledge of ETP, the conduct of the business of ETP and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither ETP nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the ETP Intellectual Property, and (d) to the Knowledge of ETP, no Person is infringing or misappropriating any ETP Intellectual Property.

Section 3.17    Insurance. ETP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Section 3.17 of the ETP Disclosure Schedule lists the annual premiums paid by ETP for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18    Opinion of Financial Advisor. The ETP Conflicts Committee has received the opinion of Barclays Capital Inc. (the “ETP Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio is fair to the ETP Unaffiliated Unitholders (the “ETP Fairness Opinion”). ETP has been authorized by the ETP Financial Advisor to permit the inclusion of the ETP Fairness Opinion in the Registration Statement and the Proxy Statement.

Section 3.19    Brokers and Other Advisors. Except for the ETP Financial Advisor, the fees and expenses of which will be paid by ETP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of ETP or any of its Subsidiaries. ETP has heretofore made available to SXL a correct and complete copy of ETP’s engagement letters with the ETP Financial Advisor, which letters describe all fees payable to the ETP Financial Advisor, in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the ETP Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 3.20    State Takeover Statutes. The action of the ETP Managing GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the ETP Partnership Agreement. There is no unitholder rights plan in effect, to which ETP is a party or otherwise bound.

Section 3.21    Regulatory Matters. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, there are no proceedings pending, or to the Knowledge of ETP, threatened, alleging that ETP or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 3.22    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, none of ETP, ETP Merger Sub, ETP GP or any other Person makes or has made any express or implied representation or warranty with respect to ETP, ETP Merger Sub, ETP GP or with respect to any other information provided to any SXL Entity in connection with the Merger or the GP Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of ETP, ETP Merger Sub, ETP GP or any other Person will have or be subject to any liability or other obligation to any SXL Entity or any other Person resulting from the distribution to any SXL Entity (including their respective Representatives), or any SXL Entity’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any SXL Entity in certain “data rooms” or management presentations in expectation of the Merger or the GP Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SXL ENTITIES

Except as disclosed in (a) the SXL SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such SXL SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by SXL to ETP (the “SXL Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such SXL Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to ETP on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such SXL Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a SXL Material Adverse Effect), the SXL Entities hereby represent and warrant to ETP as follows:

Section 4.1    Organization, Standing and Power.

(a)    Each of the SXL Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on SXL (a “SXL Material Adverse Effect”).

(b)    Each of the SXL Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a SXL Material Adverse Effect.

(c)    All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of SXL that are owned directly or indirectly by SXL have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for those of the SXL Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by SXL.

(d)    SXL has made available to ETP correct and complete copies of its certificate of limited partnership and the SXL Partnership Agreement (the “SXL Charter Documents”) and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “SXL Subsidiary Documents”), in each case as amended to the date of this Agreement. All such SXL Charter Documents are in full force and effect and SXL is not in violation of any of their provisions.

Section 4.2    Capitalization.

(a)    As of the close of business on November 18, 2016, the issued and outstanding limited partner interests and general partner interests of SXL consisted of (i) 322,054,475 SXL Units, (ii) 9,416,196 SXL Class B Units, (iii) the SXL Incentive Distribution Rights and (iv) the SXL GP Interest. Section 4.2(a) of the SXL Disclosure Schedule sets forth the number of SXL Units that were issuable pursuant to employee and director equity plans of SXL (“SXL Equity Plans”) as of November 18, 2016, including the number of SXL Units that were subject to outstanding awards under the SXL Equity Plans as of such date. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of SXL issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any SXL Partnership Interests or other partnership interests, voting securities or other equity interests of SXL, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)    None of SXL or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of SXL (other than, with respect to the SXL Joint Ventures, as set forth in the definitive agreements for such SXL Joint Ventures). Except (i) as set forth in the SXL Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement , there are no outstanding obligations of SXL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of SXL or any of its Subsidiaries (other than, with respect to the SXL Joint Ventures, as set forth in the definitive agreements for such SXL Joint Ventures).

(c)    SXL GP is the sole general partner of SXL. The SXL GP Interest and the SXL Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the SXL Partnership Agreement.

(d)    Immediately following the Post-Signing Transactions, (i) all of the issued and outstanding limited liability company interests of SXL Merger Sub will be owned, beneficially and of record, by SXL, (ii) SXL Merger Sub will be formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, SXL Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3    Authority; Noncontravention.

(a)    Each of the SXL Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger. The execution, delivery and performance by the SXL Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the SXL GP Board, which, at a meeting duly called and held, has, on behalf of SXL, SXL GP and SXL Merger Sub, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, and no other entity action on the part of the SXL Entities is necessary to authorize the execution, delivery and performance by the SXL Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. This Agreement has been, and the Amended SXL Partnership Agreement will be, duly executed and delivered by the applicable SXL Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes, and the Amended SXL Partnership Agreement will constitute, a legal, valid and binding obligation of each of the applicable SXL Entities, enforceable against each of them in accordance with its terms.

(b)    Neither the execution and delivery of this Agreement by the SXL Entities, nor the consummation by the SXL Entities of the transactions contemplated hereby, nor compliance by the SXL Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the SXL Charter Documents, the SXL GP Charter Documents, the SXL Merger Sub Charter Documents or any of the SXL Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to SXL or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, SXL or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or SXL Permit (including any Environmental Permit) to which SXL or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of SXL or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a SXL Material Adverse Effect.

(c)    No vote or approval of the holders of any class or series of SXL Partnership Interests or other partnership interests, equity interests or capital stock of SXL or any of its Subsidiaries is necessary (i) to adopt this Agreement and the transactions contemplated hereby in accordance with the SXL Partnership Agreement or applicable Law or (ii) to adopt the Amended SXL Partnership Agreement (other than holders of the SXL GP Interest and the SXL Incentive Distribution Rights).

(d)    None of the SXL Entities nor any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of ETP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Certificates of GP Merger with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware, (c) any filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any

Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the SXL Entities and the consummation by the SXL Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a SXL Material Adverse Effect.

Section 4.5    SXL SEC Documents; Undisclosed Liabilities.

(a)    SXL and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SXL SEC Documents”). The SXL SEC Documents, as of their respective effective dates (in the case of the SXL SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SXL SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SXL SEC Documents, and none of the SXL SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SXL SEC Documents. To the Knowledge of SXL, none of the SXL SEC Documents is the subject of ongoing SEC review or investigation.

(b)    The consolidated financial statements of SXL included in the SXL SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of SXL and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to SXL and its consolidated Subsidiaries, taken as a whole).

(c)    SXL has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to SXL, including its consolidated Subsidiaries, required to be disclosed by SXL in the reports that it files or submits under the Exchange Act is accumulated and communicated to SXL’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by SXL in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. SXL’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to SXL’s auditors and the audit and risk committee of the SXL GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect SXL’s ability to record, process, summarize and report financial data and have identified for SXL’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SXL’s internal controls. The principal executive officer and the principal financial officer of SXL have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SXL SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of SXL has completed its assessment of the effectiveness of SXL’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of SXL, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Except (i) as reflected or otherwise reserved against on the balance sheet of SXL and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the SXL SEC Documents filed by SXL and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither SXL nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of SXL prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a SXL Material Adverse Effect.

(e)    Neither SXL nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SXL and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SXL in SXL’s published financial statements or any SXL SEC Documents.

Section 4.6    Absence of Certain Changes or Events.

(a)    Since the Balance Sheet Date, there has not been a SXL Material Adverse Effect.

(b)    Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, SXL and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither SXL nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of SXL, would violate such provisions.

Section 4.7    Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of SXL, threatened) by any Governmental Authority with respect to SXL or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of SXL, threatened) against SXL or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against SXL or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a SXL Material Adverse Effect.

Section 4.8    Compliance with Laws; Permits.

(a)    SXL and its Subsidiaries are, and since the later of December 31, 2014 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a SXL Material Adverse Effect.

(b)    SXL and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for SXL and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “SXL Permits”), except where the failure to have any of the SXL Permits would not have, individually or in the aggregate, a SXL Material Adverse Effect. All SXL Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a SXL Material Adverse Effect. No suspension or cancellation of any of SXL Permits is pending or, to the Knowledge of SXL, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a SXL Material Adverse Effect. SXL and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any SXL Permit, except where such violation, breach or default would not have, individually or in the aggregate, a SXL Material Adverse Effect. As of the date of this Agreement, to the Knowledge of SXL, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of SXL or any of its Subsidiaries under, any SXL Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any SXL Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a SXL Material Adverse Effect.

(c)    Without limiting the generality of Section 4.8(a), SXL, each of its Subsidiaries, and, to the Knowledge of SXL, each joint venture partner, joint interest owner, consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the FCPA, and any other U.S. and foreign anti-corruption Laws that are applicable to SXL or its Subsidiaries; (ii) has not, to the Knowledge of SXL, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of SXL, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a SXL Material Adverse Effect.

(d)    None of SXL or any of its Subsidiaries has any liabilities under the WARN Act that would have, individually or in the aggregate, a SXL Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, a SXL Material Adverse Effect, SXL and each of its Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.9    Information Supplied. Subject to the accuracy of the representations and warranties of ETP set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of SXL specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to ETP Unitholders, and at the time of the ETP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, SXL makes no representation or warranty with respect to information supplied by or on behalf of ETP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10    Tax Matters. Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to SXL or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate, (b) all Taxes owed by SXL or any of its Subsidiaries, or for which SXL or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (c) all Tax withholding and deposit requirements imposed on or with respect to SXL or any of its Subsidiaries have been satisfied in full in all respects, (d) there are no Liens (other than statutory Liens for current-period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of SXL or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of SXL or any of its Subsidiaries, (f) there is no written claim against SXL or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to SXL or any of its Subsidiaries, (g) no claim has ever been made by an authority in a jurisdiction where SXL or any of its Subsidiaries does not file Tax Returns that SXL or such Subsidiary is or may be subject to taxation in that jurisdiction, (h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to SXL or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of SXL or any of its Subsidiaries, (i) none of SXL or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (j) none of SXL or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by SXL or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (k) none of SXL or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than SXL or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), (l) SXL and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (m) SXL is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation, and (n) at least 90% of the gross income of SXL for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11    Environmental Matters. Except as would not, individually or in the aggregate, have a SXL Material Adverse Effect: (a) each of SXL and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) there has been no release of any Hazardous Substance by SXL or any of its Subsidiaries, or to the Knowledge of SXL, any other Person in any manner that would reasonably be expected to give rise to SXL or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of SXL, threatened against SXL or any of its Subsidiaries or involving any real property currently or, to the Knowledge of SXL, formerly owned, operated or leased by or for SXL or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to the Knowledge of SXL, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by SXL or any of its Subsidiaries or as a result of any operations or activities of SXL or any of its Subsidiaries.

Section 4.12    Contracts.

(a)    Except for this Agreement, any SXL Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither SXL nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to SXL; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000 (all contracts of the type described in this Section 4.12(a) being referred to herein as “SXL Material Contracts”).

(b)    Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect: (i) each SXL Material Contract is valid and binding on SXL and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) SXL and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each SXL Material Contract; (iii) neither SXL nor any of its Subsidiaries has received written notice of, or to the Knowledge of SXL, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of SXL or any of its Subsidiaries under any such SXL Material Contract; and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of SXL, threatened with respect to any employees of SXL and any of its Subsidiaries.

Section 4.13    Property.

(a)    Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect, SXL or a Subsidiary of SXL owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for

Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect, all leases under which SXL or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against SXL or any of its Subsidiaries and, to the Knowledge of SXL, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by SXL or any of its Subsidiaries or, to the Knowledge of SXL, the counterparties thereto, or, to the Knowledge of SXL, any event which, with notice or lapse of time or both, would become a material default by SXL or any of its Subsidiaries, or, to the Knowledge of SXL, the counterparties thereto.

(b)    SXL and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a SXL Material Adverse Effect. Except as would not, individually or in the aggregate, have a SXL Material Adverse Effect, each of SXL and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.14    Brokers and Other Advisors. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by SXL, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of SXL or any of its Subsidiaries. The SXL Conflicts Committee’s engagement letter with Citigroup Global Markets Inc. provided to the SXL GP Board describes all fees payable to Citigroup Global Markets Inc., in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with Citigroup Global Markets Inc., entered into in connection with the transactions contemplated hereby.

Section 4.15    State Takeover Statutes. The action of the SXL GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the SXL Partnership Agreement.

Section 4.16    Regulatory Matters.

(a)    Except as would not, individually or in the aggregate, have a SXL Material Adverse Effect, there are no proceedings pending, or to the Knowledge of SXL, threatened, alleging that SXL or any of its Subsidiaries is in material violation of the NGA, the NGPA, the ICA, the FPA, or PUHCA, or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 4.17    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of SXL, SXL Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to the SXL Entities or with respect to any other information provided to ETP in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, none of SXL, SXL Merger Sub or any other Person will have or be subject to any liability or other obligation to ETP or any other Person resulting from the distribution to ETP (including its Representatives), or ETP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to ETP in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1    Preparation of the Registration Statement and the Proxy Statement; ETP Unitholders Meeting.

(a)    As soon as practicable following the date of this Agreement, ETP and SXL shall jointly prepare and ETP shall file with the SEC the Proxy Statement, and ETP and SXL shall jointly prepare and SXL shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of ETP and SXL shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. ETP and SXL shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the ETP Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by SXL, and no filing of, or amendment or supplement to, the Proxy Statement will be made by ETP, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to ETP or SXL, or any of their respective Affiliates, directors or officers, is discovered by ETP or SXL that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the ETP Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b)    ETP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the ETP Unitholders (the “ETP Unitholders Meeting”) for the purpose of obtaining the ETP Unitholder Approval. Subject to Section 5.3, ETP shall, through the ETP Managing GP Board, recommend to the ETP Unitholders adoption of this Agreement (the “ETP Board Recommendation”). Unless the ETP Managing GP Board has effected an ETP Adverse Recommendation Change in accordance with Section 5.3, ETP shall use its reasonable best efforts to solicit from the ETP Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the ETP Unitholder Approval. The Proxy Statement shall include a copy of the ETP Fairness Opinion and (subject to Section 5.3) the ETP Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, ETP shall submit this Agreement for approval by the ETP Unitholders at such ETP Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, ETP may postpone or adjourn the ETP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the ETP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that ETP has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the ETP Unitholders prior to the ETP Unitholders Meeting and (iv) if ETP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2    Conduct of Business.

(a)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the ETP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any ETP Material Contract in effect as of the date of this Agreement (including the ETP Partnership Agreement) or (v) as agreed in writing by SXL (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, ETP shall, and shall cause each of its Subsidiaries and the ETP Joint Ventures to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material ETP Permits and all material insurance policies maintained by ETP, its Subsidiaries and the ETP Joint Ventures, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all ETP Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly permitted by this Agreement, (2) as set forth in the corresponding provision of Section 5.2(a) of the ETP Disclosure Schedule, (3) as required by applicable Law, (4) as required by any ETP Material Contract in effect as of the date of this Agreement (including the ETP Partnership Agreement) or (5) as agreed in writing by SXL (in the case of clauses (iii), (iv), (v), (vi), (vii), (xi), (xii), (xiii) and (xv) below (but, with respect to (xv), only to the extent applicable to the other clauses designated in this Section 5.2(a)(v), such consent shall not be unreasonably withheld, delayed or conditioned)), during the period from the date of this Agreement to the Effective Time, ETP shall not, and shall not permit any of its Subsidiaries and the ETP Joint Ventures to:

(i)    (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof , (ii) in connection with the granting of any awards under the ETP Equity Plans or the ETP Cash Unit Plan in the ordinary course of business, (iii) issuances of Class K Units with the powers, preferences, rights and obligations as set forth in the amendment to the ETP Partnership Agreement, in the form attached hereto as Exhibit B and (iv) issuances of Common Units upon the conversion of the Series A Units to Common Units in accordance with the ETP Partnership Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof, (C) declare, set aside for payment or pay any distribution on any Common Units, Series A Units or other Partnership Interests, or otherwise make any payments to the ETP Unitholders in their capacity as such (other than distributions by a direct or indirect Subsidiary of ETP to its parent), or (D) split, combine, subdivide or reclassify any Common Units, Series A Units or other Partnership Interests;

(ii)    (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ETP or any of its Subsidiaries or the ETP Joint Ventures, other than (w) borrowings under ETP’s Second Amended and Restated Credit Agreement, dated as of October 27, 2011, by and among ETP, Wells Fargo Bank, National Association, as administrative agent, and the other financial institutions party thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “ETP Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(A)(w) not in excess of the amount set forth in

Section 5.2(a)(ii)(A)(w) of the ETP Disclosure Schedule (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) not under the ETP Existing Credit Facility), ETP and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) borrowings by ETP in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of $200,000,000 in the aggregate, (y) borrowings from ETP or any of its Subsidiaries by ETP or any of its Subsidiaries and (z) repayments of borrowings from ETP or any of its Subsidiaries by ETP or any of its Subsidiaries and guarantees by ETP or any of its Subsidiaries of indebtedness of ETP or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of ETP or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from ETP or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii)    sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (A) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $100,000,000 in the aggregate and (B) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (A), (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(w) of the ETP Disclosure Schedule, correct and complete copies of which have been made available to SXL and other potential transactions listed on Section 5.2(a)(iii)(w) of the ETP Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to ETP or any of its Subsidiaries;

(iv)    make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $400,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the ETP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v)    directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $200,000,000;

(vi)    make any loans or advances to any Person (other than (A) to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to ETP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii)    (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (y) for Commodity Derivative Instruments entered into in compliance with the ETP Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an ETP Material Contract (other than those already contemplated as of the date of this Agreement or as are approved as part of any previously announced project of an ETP Joint Venture) in which the annual revenues or payments are anticipated to be in excess of $400,000,000 or (2) terminate or amend in any material respect any ETP Material Contract, or (B) (w) waive any material rights under any ETP Material Contract, (x) enter into or extend the term or scope of any ETP Material Contract that materially restricts ETP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any ETP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of ETP or any of its material Subsidiaries;

(viii)    except in the ordinary course of business or as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(ix)    make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x)    amend the ETP Charter Documents;

(xi)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of ETP);

(xii)    except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $20,000,000 individually or $40,000,000 in the aggregate;

(xiii)    take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(xiv)    engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of ETP for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xv)    agree, in writing or otherwise, to take any of the foregoing actions.

(b)    Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the SXL Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any SXL Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by ETP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time SXL shall, and shall cause each of its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all SXL Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material SXL Permits and all material insurance policies maintained by SXL, its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement, (B) as set forth in the corresponding provision of Section 5.2(b) of the SXL Disclosure Schedule, (C) as required by applicable Law, (D) as required by any SXL Material Contract in effect as of the date of this Agreement or (E) as agreed in writing by ETP (in the case of clauses (iii), (iv), (v), (vi), and (x) below (but, with respect to (x), only to the extent applicable to the other clauses designated in this Section 5.2(b)(v)), such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, SXL shall not and shall not permit any of its Subsidiaries to:

(i)    (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (w) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof (it being understood that nothing in this Agreement shall restrict the granting of any awards under the SXL Equity Plans); (x) issuances of up to $200,000,000 in connection with a transaction involving the acquisition of assets or equity interests; and (y) issuances exceeding $200,000,000 in connection with a transaction involving the acquisition of assets or equity interests as to which the SXL GP Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the SXL Unitholders (any transaction referred to in clauses (x) or (y), a “SXL Acquisition Transaction”); (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any SXL Units, or otherwise make any payments to the SXL Unitholders in their capacity as such (other than (w) distributions by a direct or indirect Subsidiary of SXL to its parent, (x) SXL’s regular quarterly distributions and associated distributions to the SXL GP or (y) in connection with any SXL Acquisition Transaction); or (D) split, combine, subdivide or reclassify any of its partnership units or other interests;

(ii)    (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SXL or any of its Subsidiaries or the SXL Joint Ventures, other than (w) borrowings under SXL’s Amended and Restated Credit Agreement, dated as of March 20, 2015, by and among Sunoco Logistics Partners Operations L.P., SXL, Citibank, N.A., as Administrative Agent, Swingline Lender and a LC Issuer; and the other LC Issuers and Lenders party thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “SXL Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(b)(ii)(A)(w) not in excess of the amount set forth in Section 5.2(b)(ii)(A)(w) of the SXL Disclosure Schedule (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) not under the SXL Existing Credit Facility), SXL and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) borrowings by SXL in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of $200,000,000 in the aggregate, (y) borrowings from SXL or any of its Subsidiaries by SXL or any of its Subsidiaries and (z) repayments of borrowings from SXL or any of its Subsidiaries by SXL or any of its Subsidiaries and guarantees by SXL or any of its Subsidiaries of indebtedness of SXL or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of SXL or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from SXL or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii)    make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $150,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(b)(iii) of the SXL Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(iv)    (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(b)(ii), (y) for Commodity Derivative Instruments entered into in compliance with the SXL Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an SXL Material Contract if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any SXL Material Contract, or (B) (w) waive any material rights under any SXL Material Contract, (x) enter into or extend the term or scope of any SXL Material Contract that materially restricts SXL or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any SXL Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of SXL or any of its material Subsidiaries;

(v)    amend the SXL Charter Documents (other than amendments to the SXL Charter Documents (A) in connection with any SXL Acquisition Transaction or (B) that are approved by the General Partner or a SXL Unit Majority);

(vi)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of SXL);

(vii)    except in the ordinary course of business or as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(viii)    make, or permit any of its Subsidiaries to make, any acquisition of any other person or business that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(ix)    engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of SXL for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(x)    agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3    No Solicitation by ETP.

(a)    ETP shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause ETP’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an ETP Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of ETP or its Subsidiaries and immediately prohibit any access by any Person (other than SXL and its Representatives) to any physical or electronic data room relating to a possible ETP Alternative Proposal. Except as permitted by this Section 5.3, (x) without the prior written consent of SXL, ETP shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an ETP Alternative Proposal, (ii) grant any waiver or release of any standstill or similar agreement with respect to any units of ETP or of any of its Subsidiaries, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an ETP Alternative Proposal (an “ETP Acquisition Agreement”), or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXL, the ETP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any ETP Alternative Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for ETP Units within ten (10) business days after commencement of such offer, or resolving or agreeing to take any of the foregoing actions, and (y) subject to Section 5.3(b), within five business days of receipt of a written request of SXL following the receipt by ETP of any ETP Alternative Proposal, ETP shall publicly reconfirm the ETP Board Recommendation; provided, that, in the event that SXL requests such public reconfirmation of the ETP Board Recommendation, then ETP may not unreasonably withhold, delay (beyond the five business day period) or condition the public reconfirmation of the ETP Board Recommendation and provided, further, that SXL shall not be permitted to make such request on more than one occasion in respect of each ETP Alternative Proposal and each material modification to an ETP Alternative Proposal, if any (the taking of any action described in clause (x)(iii) or the failure to take the action described in clause (y) being referred to as an “ETP Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by ETP’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by ETP unless such violation is committed without the Knowledge of ETP and ETP uses its reasonable best efforts to promptly cure such violation once ETP is made aware of such violation.

(b)    Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the ETP Unitholder Approval, (i) ETP has received a written ETP Alternative Proposal that the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide, (ii) the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such ETP Alternative Proposal constitutes or could reasonably be expected to lead to or result in an ETP Superior Proposal and (B) failure to take such action would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law and (iii) such ETP Alternative Proposal did not result from a material breach of this Section 5.3, then ETP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to ETP and its Subsidiaries to the Person making such ETP Alternative Proposal and (B) participate in discussions or negotiations regarding such ETP Alternative Proposal; provided that (x) ETP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless ETP has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the SXL Confidentiality Agreement are to SXL and (y) ETP will provide to SXL non-public information about ETP or its Subsidiaries that was not previously provided or made available to SXL prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)    In addition to the other obligations of ETP set forth in this Section 5.3, ETP shall promptly advise SXL, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, ETP in respect of any ETP Alternative Proposal, and shall, in any such notice to SXL, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep SXL reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and ETP shall promptly provide SXL with copies of any additional written materials received by ETP or that ETP has delivered to any third party making an ETP Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)    Notwithstanding any other provision of this Agreement, at any time prior to obtaining the ETP Unitholder Approval, the ETP Managing GP Board and the ETP Conflicts Committee may effect an ETP Adverse Recommendation Change in response to an ETP Alternative Proposal or an ETP Changed Circumstance if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law and:

(i)    if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) intends to effect such ETP Adverse Recommendation Change in response to an ETP Alternative Proposal:

A.    such ETP Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

B.    the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such ETP Alternative Proposal constitutes an ETP Superior Proposal after giving effect to all of the adjustments offered by SXL pursuant to clause (E) below;

C.    ETP has provided prior written notice to SXL in accordance with Section 8.9 (the “ETP Superior Proposal Notice”) of the ETP Managing GP Board’s intention to effect an ETP Adverse Recommendation Change, and such ETP Superior Proposal Notice has specified the identity of the Person making such ETP Alternative Proposal, the material terms and conditions of such ETP Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by ETP in connection with such ETP Alternative Proposal;

D.    during the period that commences on the date of delivery of the ETP Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “ETP Superior Proposal Notice Period”), ETP shall (1) negotiate with SXL in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the ETP Managing GP Board not to effect an ETP Adverse Recommendation Change; and (2) keep SXL reasonably informed with respect to the status and changes in the material terms and conditions of such ETP Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such ETP Alternative Proposal (it being agreed that any change in the purchase price in such ETP Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent ETP Superior Proposal Notice and a subsequent ETP Superior Proposal Notice Period in respect of such revised ETP Alternative Proposal, except that such subsequent ETP Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial ETP Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent ETP Superior Proposal Notice; and

E.    the ETP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by SXL and, at the end of the ETP Superior Proposal Notice Period, shall have determined in good faith that (i) such ETP Alternative Proposal continues to constitute an ETP Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an ETP Adverse Recommendation Change would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law even if such revisions were to be given effect; or

(ii)    if the ETP Managing GP Board intends to effect such ETP Adverse Recommendation Change in response to an ETP Changed Circumstance:

A.    ETP shall provide prior written notice to SXL in accordance with Section 8.9 (the “ETP Recommendation Change Notice”) of the ETP Managing GP Board’s intention to effect an ETP Adverse Recommendation Change, and such ETP Recommendation Change Notice shall specify the details of such ETP Changed Circumstance and the reasons for the ETP Adverse Recommendation Change;

B.    during the period that commences on the date of delivery of the ETP Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “ETP Recommendation Change Notice Period”), ETP shall (i) negotiate with SXL in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the ETP Managing GP Board, not to effect an ETP Adverse Recommendation Change; and (ii) keep SXL reasonably informed of any change in circumstances related thereto; and

C.    the ETP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by SXL and, at the end of the ETP Adverse Recommendation Change Notice Period, shall have determined (upon the recommendation of the ETP Conflicts Committee) in good faith that the failure to effect an ETP Adverse Recommendation Change would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e)    Nothing contained in this Agreement shall prevent ETP or the ETP Managing GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an ETP Alternative Proposal if the ETP Managing GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any ETP Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes ETP’s receipt of an ETP Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an ETP Adverse Recommendation Change.

Section 5.4    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the SXL Entities, on the one hand, and the ETP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties. The parties agree to cooperate in good faith and use their reasonable best efforts to pursue and facilitate possible alternative transaction structures to those contemplated by this Agreement to the extent necessary or desirable in connection with obtaining third party consents in connection with the transactions contemplated by this Agreement, but no party shall have any obligation to undertake any alternative transaction structure that is materially adverse to any party or such party’s unitholders or members, as the case may be.

(b)    In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement or any later date on which the parties agree that there is an HSR filing requirement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as soon as practicable (and in any event no later than the Outside Date); and (ii) ETP and SXL shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)    Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d)    SXL and ETP (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including offering, accepting and agreeing to (A) dispose or hold separate any part of ETP’s, SXL’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof) or (B) restrict the manner in which SXL, ETP or any of their respective Subsidiaries may carry on business in any part of the world. Neither SXL nor ETP shall, without the other party’s prior written consent, commit to any disposal, hold separate, or other restriction related to its or its Subsidiaries’ businesses, operations or assets.

Section 5.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by SXL and ETP. Thereafter, neither ETP nor SXL shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that ETP shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an ETP Alternative Proposal that the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide and matters related thereto or an ETP Adverse Recommendation Change but nothing in this proviso shall limit any obligation of ETP under Section 5.3(d) to negotiate with SXL in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by SXL or ETP in compliance with this Section 5.5.

Section 5.6    Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Except for disclosure permitted by the terms of the Confidentiality Agreement, dated as of November 15, 2016, between SXL and ETP (as it may be amended from time to time, the “SXL Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the SXL Confidentiality Agreement.

(b)    This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (1) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c)    No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7    Notification of Certain Matters. ETP shall give prompt notice to SXL, and SXL shall give prompt notice to ETP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to ETP or SXL, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8    Indemnification and Insurance.

(a)    For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of ETP, ETP Managing GP, SXL, SXL GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with ETP) serving at the request of or on behalf of ETP, ETP Managing GP, SXL, SXL GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)    From and after the Effective Time, to the fullest extent that ETP, ETP GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, SXL and SXL GP agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the ETP Charter Documents and comparable governing instruments of ETP GP and any Subsidiary of ETP or ETP GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and SXL GP shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of ETP, ETP GP and their respective Subsidiaries than are presently set forth in the ETP Charter Documents and comparable governing instruments of ETP GP (it being acknowledged and agreed that the provisions of the SXL Charter Documents and comparable governing instruments of ETP GP currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently in the ETP Charter Documents and comparable governing instruments of ETP GP). Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)    The Surviving Entity and the GP Surviving Entity shall maintain in effect for six years from the Effective Time ETP’s and ETP Managing GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity or the GP Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or the GP Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by ETP or ETP Managing GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity or the GP Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity or the GP Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If ETP or ETP Managing GP in its sole discretion elects, then, in lieu of the obligations of SXL and the GP Surviving Entity under this Section 5.8(c), ETP or ETP Managing GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

(d)    The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of ETP, ETP GP, ETP Managing GP, the Surviving Entity, SXL GP, the GP Surviving Entity, the DRULPA, the PLLCL or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity, the GP Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the GP Surviving Entity, as the case may be, shall assume the obligations of the Surviving Entity and the GP Surviving Entity set forth in this Section 5.8.

Section 5.9    Securityholder Litigation. ETP shall give SXL the opportunity to participate in the defense or settlement of any securityholder litigation against ETP and/or its officers and directors relating to the transactions contemplated hereby; provided that ETP shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10    Financing Matters.

(a)    ETP hereby consents to SXL’s use of and reliance on any audited or unaudited financial statements relating to ETP and its consolidated Subsidiaries, any ETP Joint Ventures or entities or businesses acquired by ETP reasonably requested by SXL to be used in any financing or other activities of SXL, including any filings that SXL desires to make with the SEC. In addition, ETP will use commercially reasonable efforts, at SXL’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, ETP will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance), as SXL may reasonably request in order to assist SXL in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as SXL may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of ETP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by SXL or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of ETP or SXL to be made available to finance the transactions contemplated hereby at the Effective Time.

Section 5.11    Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the Registration Statement, which shall be borne one half by ETP and one half by SXL).

Section 5.12    Section 16 Matters. Prior to the Effective Time, SXL and ETP shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of SXL Units (including derivative securities with respect to SXL Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ETP, or will become subject to such reporting requirements with respect to SXL, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Listing. SXL shall cause the SXL Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14    Distributions. After the date of this Agreement until the Effective Time, each of SXL and ETP shall coordinate with the other regarding the declaration of any distributions in respect of SXL Units, Common Units and Series A Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units or Series A Units shall not receive, for any quarter, distributions both in respect of Common Units or Series A Units and also distributions in respect of SXL Units or SXL Preferred Units, as the case may be, that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Common Units or Series A Units or (b) only distributions in respect of SXL Units or SXL Preferred Units, as the case may be, that they receive in exchange therefor in the Merger.

Section 5.15    Conflicts Committees.

(a)    Prior to the Effective Time, none of the ETP Entities shall, without the consent of the ETP Conflicts Committee, eliminate the ETP Conflicts Committee, or revoke or diminish the authority of the ETP Conflicts Committee, or remove or cause the removal of any director of the ETP Managing GP Board that is a member of the ETP Conflicts Committee either as a member of the ETP Managing GP Board or the ETP Conflicts Committee, without the affirmative vote of the ETP Conflicts Committee. For the avoidance of doubt, this Section 5.15(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the ETP Managing GP Agreement.

(b)    Prior to the Effective Time, none of the SXL Entities shall, without the consent of the SXL Conflicts Committee, eliminate the SXL Conflicts Committee, or revoke or diminish the authority of the SXL Conflicts Committee, or remove or cause the removal of any director of the SXL GP Board that is a member of the SXL Conflicts Committee either as a member of the SXL GP Board or the SXL Conflicts Committee, without the affirmative vote of the SXL Conflicts Committee. For the avoidance of doubt, this Section 5.15(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the SXL GP Agreement.

Section 5.16    Voting and Consent.

(a)    ETE covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, at the ETP Unitholders Meeting or any other meeting of ETP Limited Partners or any vote of ETP Limited Partner Interests in connection with a vote of the ETP Limited Partners, however called, ETE will vote, or cause to be voted, all ETP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof. ETE consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its Subsidiaries to consent to, this Agreement, the Amended SXL Partnership Agreement and the transactions contemplated by this Agreement.

(b)    ETP hereby (i) irrevocably consents, in its capacity as the sole member of SXL GP, for all purposes, to this Agreement, the Amended SXL Partnership Agreement (including each amendment set forth therein) and the transactions contemplated by this Agreement, with such consent constituting all required consents under the limited liability company agreement of SXL GP and (ii) acknowledges that no amendment contained in the Amended SXL Partnership Agreement is adverse to SXL GP, as the holder of the SXL GP Interest and SXL Incentive Distribution Rights.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger and the GP Merger. The respective obligations of each party hereto to effect the Merger and the GP Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    ETP Unitholder Approval. The ETP Unitholder Approval shall have been obtained in accordance with applicable Law and the ETP Partnership Agreement;

(b)    Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, and any approval or consent under any other applicable Antitrust Law shall have been obtained;

(c)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e)    Unit Listing. The SXL Units deliverable to the ETP Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)    Tax Opinions.

(i)    SXL shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that (i) at least 90% of the gross income of SXL for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of SXL and ETP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of the SXL Entities and the ETP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(ii)    ETP shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that at least 90% of the gross income of ETP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the ETP Entities and any of its respective affiliates as to such matters as such counsel may reasonably request.

Section 6.2    Conditions to Obligations of SXL and SXL Merger Sub to Effect the Merger and the GP Merger. The obligations of each of SXL and SXL Merger Sub to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the ETP Entities contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the ETP Entities contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of ETP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “ETP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect. SXL shall have received a certificate signed on behalf of ETP, ETP GP and ETP Merger Sub by an executive officer of ETP and an authorized signatory of ETP Merger Sub and ETP GP to such effect.

(b)    Performance of Obligations of the ETP Entities. Each of the ETP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SXL shall have received a certificate signed on behalf of ETP, ETP GP and ETP Merger Sub by an executive officer of ETP and an authorized signatory of ETP Merger Sub and ETP GP to such effect.

(c)    Tax Opinions. SXL shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) SXL should not recognize any income or gain as a result of the Merger (other than any gain resulting from a disguised sale attributable to contributions of cash or other property to SXL after the date of this Agreement and prior to the Effective Time), and (ii) no gain or loss should be recognized by holders of SXL Units as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of this Agreement and prior to the Effective Time). In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of the SXL Entities and the ETP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3    Conditions to Obligation of ETP and ETP Merger Sub to Effect the Merger and the GP Merger. The obligations of each of ETP and ETP Merger Sub to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the SXL Entities contained in Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (i) the representations and warranties of SXL contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of SXL and SXL Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “SXL Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a SXL Material Adverse Effect. ETP shall have received a certificate signed on behalf of SXL, SXL GP and SXL Merger Sub by an executive officer of SXL and an authorized signatory of SXL Merger Sub and SXL GP to such effect.

(b)    Performance of Obligations of the SXL Entities. The SXL Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and ETP shall have received a certificate signed on behalf of SXL, SXL GP and SXL Merger Sub by an executive officer of SXL and an authorized signatory of SXL Merger Sub and SXL GP to such effect.

(c)    Tax Opinions. ETP shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) ETP should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of Common Units as a result of the Merger (other than any gain resulting from the distribution of cash or from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the ETP Entities and the SXL Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d)    Amended SXL Partnership Agreement. SXL GP shall have executed and delivered to ETP the Amended SXL Partnership Agreement, with such Amended SXL Partnership Agreement to be effective as of the Effective Time.

Section 6.4    Frustration of Closing Conditions. None of ETP or any of the SXL Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of ETP and SXL duly authorized by each of the ETP Managing GP Board and the SXL GP Board, respectively;

(b)    by either of ETP or SXL:

(i)    if the Closing shall not have been consummated on or before May 20, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (B) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)    if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)    if the ETP Unitholders Meeting shall have concluded and the ETP Unitholder Approval shall not have been obtained; or

(c)    by SXL:

(i)    if an ETP Adverse Recommendation Change shall have occurred;

(ii)    prior to the receipt of the ETP Unitholder Approval, if ETP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3; provided that SXL shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if SXL is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)    if ETP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of ETP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by ETP within 30 days following receipt of written notice from SXL of such breach or failure; provided that SXL shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if SXL is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by ETP:

(i)    if SXL shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of SXL set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by SXL within 30 days following receipt of written notice from ETP of such breach or failure; provided, that ETP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if ETP is then in material breach of any of its other representations, warranties, covenants or agreements contained in this Agreement.

(ii)    prior to the receipt of the ETP Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for an ETP Superior Proposal in accordance with Section 5.3; provided, that ETP shall concurrently with such termination pay to SXL the ETP Termination Fee in accordance with Section 7.3.

Section 7.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any SXL Entity or ETP Entity or their respective directors, officers and Affiliates, except (a) ETP may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(d) and (e), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3    Fees and Expenses.

(a)    In the event that (A) an ETP Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the ETP Unitholders Meeting (or, if the ETP Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by ETP or SXL pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Failed ETP Unitholder Vote], and (C) ETP enters into a definitive agreement with respect to, or consummates, any ETP Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such ETP Alternative Proposal is the same ETP Alternative Proposal referred to in clause (A)), then ETP shall pay to SXL a termination fee equal to $630,000,000, less any SXL Expenses previously paid by ETP pursuant to Section 7.3(e) (the “ETP Termination Fee”), upon the earlier of the public announcement that ETP has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term “ETP Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(b)    In the event this Agreement is terminated by ETP or SXL pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote] in a case where an ETP Adverse Recommendation Change has occurred by ETP pursuant to Section 7.1(d)(ii) [ETP Superior Proposal], or by SXL pursuant to Section 7.1(c)(i) [ETP Adverse Recommendation Change] or Section 7.1(c)(ii) [ETP Willful Breach] (without limiting SXL’s remedies described in Section 8.8), then ETP shall pay to SXL, within two business days after the date of termination, the ETP Termination Fee.

(c)    Any payment of the ETP Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by SXL.

(d)    In the event that ETP shall fail to pay the ETP Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if ETP shall fail to pay the ETP Termination Fee when due, ETP shall also pay all of SXL’s reasonable costs and expenses

(including attorneys’ fees) in connection with efforts to collect such fee. The ETP Entities and the SXL Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the ETP Entities nor the SXL Entities would enter into this Agreement. The parties agree that in the event that ETP pays the ETP Termination Fee to SXL, no ETP Entity shall have any further liability to any SXL Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall ETP be required to pay the ETP Termination Fee on more than one occasion.

(e)    Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote] (or a termination by ETP pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote]) or (ii) SXL pursuant to Section 7.1(c)(ii) [ETP Willful Breach], then ETP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from SXL, pay SXL’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by SXL and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $30.0 million (the “SXL Expenses”); provided, however, that in no event shall ETP have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by ETP pursuant to Section 7.1(d)(i) [SXL Uncured Breach].

ARTICLE VIII

MISCELLANEOUS

Section 8.1    No Survival. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8, Section 5.11 and Section 5.14 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement.

Section 8.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the ETP Unitholder Approval, by written agreement of the parties, by action taken or authorized by the ETP Managing GP Board and the SXL GP Board; provided, however, that the ETP Managing GP Board and SXL GP Board may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Managing GP Board and SXL GP Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Managing GP Board and SXL GP Board shall in no way be obligated to follow the recommendation of the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, and the ETP Managing GP Board and SXL GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period; provided, however, that in the event the ETP Managing GP Board or SXL GP Board takes or authorizes any action under this Section 8.2 that is counter to any recommendation by the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, then the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the ETP Partnership Agreement or the SXL Partnership Agreement, as applicable, provided, further, that following approval of the Merger and the other transactions contemplated hereunder by the ETP Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the ETP Unitholders without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of ETP or the ETP Managing GP Board or of SXL or the SXL GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the ETP Managing GP Board and SXL GP Board, as applicable; provided, however, that the ETP Managing GP Board and SXL GP Board, as applicable, may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Managing GP Board and SXL GP Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Managing GP Board and SXL GP Board, as applicable, shall in no way be obligated to follow the recommendation of the ETP Conflicts Committee or SXL Conflicts Committee, as applicable, and the ETP Managing GP Board and SXL GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period).

Section 8.3    Extension of Time, Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that in the event the ETP Managing GP Board or the SXL GP Board takes or authorizes any action under this Section 8.3 or otherwise grants any consent under this Agreement without the concurrence of the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, then the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the ETP Partnership Agreement or the SXL Partnership Agreement, as applicable. Notwithstanding the foregoing, no failure or delay by any ETP Entity or any SXL Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) SXL may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of SXL, but no such assignment shall relieve SXL of any of its obligations hereunder, (b) SXL Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of SXL, but no such assignment shall relieve SXL or SXL Merger Sub of any of its obligations hereunder, (c) ETP may assign, in its sole discretion, any or all its rights and interests under this Agreement to any wholly owned Subsidiary of ETP, but not such assignment shall relieve ETP of any of its obligations hereunder, and (d) ETP Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of ETP Managing GP, but no such assignment shall relieve ETP Managing GP or ETP Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the ETP Disclosure Schedule, the SXL Disclosure Schedule and the SXL Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the ETP Unitholders to receive the Merger Consideration and the Series A Unit Consideration, as applicable, after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of ETP Restricted Units or Converted ETP Restricted Unit Awards and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8    Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties agree that in the event that SXL receives the ETP Termination Fee, SXL may not seek any award of specific performance under this Section 8.8.

Section 8.9    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the SXL Entities, to:

Sunoco Logistics Partners L.P.

3807 West Chester Pike

Newtown Square, PA 19073

Fax No.: (866) 244-5696

Attn:	Kathleen Shea-Ballay, Senior Vice President, General Counsel and
Secretary

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

Suite 2500

New York, New York 10103

Fax No.: (713) 615-5650

Attn:	Michael J. Swidler
Lande A. Spottswood
Email:	mswidler@velaw.com

                 lspottswood@velaw.com

and to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Fax No.: (302) 651-7701

Attn:	Srinivas M. Raju
Gregory W. Ladner
Kenneth E. Jackman

If to the ETP Entities, to:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Fax No.: (214) 981-0706

Attn:	James M. Wright, Jr. General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.: (713) 546-5401

Attn:	William N. Finnegan IV
Ryan J. Maierson

                 Debbie Yee

and to:

Potter Anderson & Corroon LLP

1313 N Market St.

Wilmington, Delaware 19801

Fax No.: 302.984.6078

Attn:	Mark A. Morton
Thomas Mullen

If to ETE, to:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Fax No.: (214) 981-0706

Attn:	Tom Long, Group Chief Financial Officer
Thomas P. Mason, Executive Vice President and General Counsel

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11    Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, ETP and its Subsidiaries shall not be considered Affiliates of SXL or any of SXL’s other Affiliates, nor shall any such persons be considered Affiliates of ETP or its Subsidiaries.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other plans, programs, policies, agreements, understandings or other arrangements providing compensation or other benefits, including but not limited to, all cash or equity-based, employment, retention, consulting, change of control, incentive, bonus, deferred compensation, health, medical, dental, disability, accident, life insurance, cafeteria, vacation, holiday, severance, retirement, pension, savings, or termination plans, programs, policies, agreements, understandings or arrangements.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Class K Units” means a limited partner interest in ETP having the rights and preferences set forth on Section 8.13 of the ETP Disclosure Schedule.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” means an ETP Security representing a fractional part of the ETP Partnership Interests of all ETP Limited Partners and assignees, and having the rights and obligations specified with respect to Common Units in the ETP Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“DLLCA” mean the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code. When used with respect to ETP, the term “ERISA Affiliates” shall not include the SUN Entities or the SXL Entities.

“ETP Alternative Proposal” means any inquiry, proposal or offer from, or indication of interest in seeking a proposal or offer by, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than SXL, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of ETP and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of ETP’s consolidated assets or to which 15% or more of ETP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of ETP, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of ETP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ETP or any of its Subsidiaries which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of ETP’s consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated hereby.

“ETP Changed Circumstance” means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the ETP Managing GP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) ETP pursuant to this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an ETP Changed Circumstance: (i) any change in the price, or change in trading volume, of the Common Units or the fact that ETP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an ETP Changed Circumstance has occurred) or (ii) any matters generally affecting the industry in which ETP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on ETP and/or its Subsidiaries.

“ETP Equity Plans” means any plans or arrangements of ETP providing for the grant of awards of Common Units or awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto, including but not limited to, the Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan, the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan and the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan.

“ETP GP Charter Documents” means, collectively, the certificate of limited partnership of ETP GP, and the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P., as amended or supplemented from time to time.

“ETP Incentive Distribution Right” means “Incentive Distribution Right” as defined in the ETP Partnership Agreement.

“ETP Joint Ventures” means each entity listed on Section 8.13 of the ETP Disclosure Schedule and any other joint venture entity of ETP, if any, described on the ETP SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement; provided, that with respect to any reference in this Agreement to ETP causing any ETP Joint Venture to take any action, such reference shall only require ETP to cause such ETP Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such ETP Joint Venture and, to the extent applicable, its fiduciary duties in relation to such ETP Joint Venture.

“ETP Limited Partner” means “Limited Partner” as defined in the ETP Partnership Agreement.

“ETP Limited Partner Interest” means a “Limited Partner Interest” as defined in the ETP Partnership Agreement.

“ETP Managing GP Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C. dated as of August 10, 2010, as amended or supplemented from time to time.

“ETP Managing GP Charter Documents” means, collectively, the certificate of formation of ETP Managing GP, and the ETP Managing GP Agreement, as amended or supplemented from time to time.

“ETP Merger Sub Charter Documents” means, collectively, the certificate of formation of ETP Merger Sub, which shall be filed with the Secretary of State of the State of Delaware in connection with the Post-Signing Transactions, and the Limited Liability Company Agreement of ETP Merger Sub, as amended or supplemented from time to time.

“ETP Merger Sub A Charter Documents” means, collectively, the certificate of formation of ETP Merger Sub A, which shall be filed with the Secretary of State of the State of Delaware in connection with the Post-Signing Transactions, and the Limited Liability Company Agreement of ETP Merger Sub A, LLC, as amended or supplemented from time to time.

“ETP Merger Sub B Charter Documents” means, collectively, the certificate of formation of ETP Merger Sub B, which shall be filed with the Secretary of State of the State of Delaware in connection with the Post-Signing Transactions, and the Limited Liability Company Agreement of ETP Merger Sub B, as amended or supplemented from time to time.

“ETP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended or supplemented from time to time.

“ETP Partnership Interest” means an interest in ETP, which shall include the General Partner Interest (as defined in the ETP Partnership Agreement) and ETP Limited Partner Interests.

“ETP Risk Management Policy” means the Commodity Risk Management Policy of ETP as adopted by the ETP Managing GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the ETP Managing GP Board or a committee thereof with the prior written consent of SXL.

“ETP Security” means any class or series of equity interest in ETP (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in ETP), including without limitation, Common Units, Class E Units, Class G Units, Class H Units, Class I Units, and Class J Units, Class K Units and Series A Units, which are separate classes of ETP Partnership Interests.

“ETP Special Approval” means “Special Approval” as defined in the ETP Partnership Agreement.

“ETP Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of ETP or 80% or more of the assets of ETP and its Subsidiaries on a consolidated basis, made by a third party (other than ETE or any of its Affiliates), which is on terms and conditions which the ETP Managing GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the ETP Unitholders (in their capacity as ETP Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by SXL in writing.

“ETP Unaffiliated Unitholders” means Common Unitholders excluding ETE, SXL and their Affiliates.

“ETP Unitholder” means the Common Unitholders, the Class E Unitholders, the Class G Unitholders, the Class H Unitholders, the Class I Unitholders, the Class J Unitholders, the Class K Unitholders and the Series A Unitholders.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” (i) when used with respect to ETP, means the actual knowledge of those individuals listed on Section 8.13 of the ETP Disclosure Schedule and (ii) when used with respect to SXL, means the actual knowledge of those individuals listed on Section 8.13 of the SXL Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.4) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “ETP Material Adverse Effect” or “SXL Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities and (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period

(it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“PLLCL” mean the Pennsylvania Limited Liability Company Law of 1994.

“SEC” means the Securities and Exchange Commission.

“Series A Unit” means an ETP Security representing a fractional part of the ETP Securities of all Limited Partners and assignees, and having the rights and obligations specified with respect to Series A Cumulative Convertible Preferred Units in the ETP Partnership Agreement.

“Series A Unitholders” means the holders of the Series A Units.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. When used with respect to ETP, the term “Subsidiary” shall include the ETP Joint Ventures, but shall not include the SUN Entities or the SXL Entities. When used with respect to SXL, the term “Subsidiary” shall include the SXL Joint Ventures.

“SUN Entities” means Sunoco GP LLC, a Delaware limited liability company, and its Subsidiaries, including Sunoco LP, a Delaware limited partnership, and its Subsidiaries.

“SXL GP Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of SXL GP dated as of October 31, 2013, as amended or supplemented from time to time.

“SXL GP Charter Documents” means, collectively, the certificate of organization of SXL GP, and the SXL GP Agreement, as amended or supplemented from time to time.

“SXL Incentive Distribution Rights” means an “Incentive Distribution Right” as defined in the SXL Partnership Agreement.

“SXL Joint Ventures” means each entity listed on Section 8.13 of the SXL Disclosure Schedule; provided, that with respect to any reference in this Agreement to SXL causing any SXL Joint Venture to take any action, such reference shall only require SXL to cause such SXL Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such SXL Joint Venture and, to the extent applicable, its fiduciary duties in relation to such SXL Joint Venture.

“SXL Limited Partner” means a “Limited Partner” as defined in the SXL Partnership Agreement.

“SXL Limited Partner Interest” means a “Limited Partner Interest” as defined in the SXL Partnership Agreement.

“SXL Merger Sub Charter Documents” means, collectively, the certificate of formation of SXL Acquisition Sub, LLC, and the Limited Liability Company Agreement of SXL Acquisition Sub, LLC, as amended or supplemented from time to time.

“SXL Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., as amended or supplemented from time to time.

“SXL Partnership Interest” means “Partnership Interest” as defined in the SXL Partnership Agreement.

“SXL Risk Management Policy” means the Risk Management Policy of SXL as adopted by the SXL GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the SXL GP Board or a committee thereof with the prior written consent of ETP.

“SXL Security” means any class or series of equity interest in SXL, including without limitation, SXL Units and SXL Class B Units, but excluding the SXL GP Interest and SXL Incentive Distribution Rights.

“SXL Special Approval” means “Special Approval” as defined in the SXL Partnership Agreement.

“SXL Unaffiliated Unitholders” means SXL Unitholders excluding ETP, SXL GP and their Affiliates.

“SXL Unit” means a “Common Unit” as defined in the SXL Partnership Agreement.

“SXL Unit Majority” means “Unit Majority” as defined in the SXL Partnership Agreement.

“SXL Unitholders” means the holders of SXL Units.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit Majority” means a “Unit Majority” as defined in the ETP Partnership Agreement.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or in the case of Section 5.3 with respect to ETP, the consequence of an act or omission of a Subsidiary of ETP, or of a Representative of ETP at the direction of ETP) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ETP:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

ETP GP:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

ETE:

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SXL:

SUNOCO LOGISTICS PARTNERS L.P.,

By:	Sunoco Partners LLC,
its general partner

By:	/s/ Michael J. Hennigan
Name:	Michael J. Hennigan
Title:	President and Chief Executive Officer

SXL GP:

Sunoco Partners LLC

By:	/s/ Michael J. Hennigan
Name:	Michael J. Hennigan
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]